UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2012

National American University Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16 Rapid City, SD	57701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 30, 2012, National American University (“NAU”), a division of Dlorah, Inc., a South Dakota corporation and a wholly-owned subsidiary of National American University Holdings, Inc. (the “Company”), entered into a new executive employment agreement, dated effective as of June 1, 2012, with Dr. Ronald Shape, Chief Executive Officer of NAU and the Company (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Shape’s prior employment agreement with the Company dated effective as of June 1, 2011 (the “Prior Agreement”). The Prior Agreement was filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2011.

The term of Dr. Shape’s Employment Agreement continues until terminated by either party, upon mutual written agreement of both parties or upon resignation by the CEO upon twenty four (24) calendar months written notice. The Employment Agreement provides for an initial annual base compensation of $427,500 to be paid as follows: $327,500 in cash or current funds and $100,000 in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. Commencing with NAU’s fiscal year beginning June 1, 2013 and for each of NAU’s fiscal years thereafter during the term of the agreement, Dr. Shape’s base annualized salary will be increased or decreased by the appropriate percentage increase or decrease in the Consumer Price Index – US City Average – All Urban Consumers. The Employment Agreement provides that if Dr. Shape is continuously employed through the last day of a fiscal year, he is entitled to receive “Annual Incentive Pay” for such fiscal year determined and paid according to the guidelines set forth in the agreement and to be paid 75% in cash and 25% in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. The Employment Agreement also provides that Dr. Shape is entitled to participate in NAU’s benefit programs for its employees, to take up to five weeks paid time off and to be reimbursed for his business expenses.

In the event that Dr. Shape’s employment is terminated for “cause,” Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) all fringe benefits through the date of termination, and (iii) the remaining installments due, if any, for any Annual Incentive Pay earned for a NAU fiscal year prior to the final year that includes Dr. Shape’s date of termination. In the event that Dr. Shape’s employment is terminated without “cause,” Dr. Shape will be entitled to receive, as liquidated damages, (i) his then current base salary, payable monthly, for two years after termination or until he is again employed by another employer, whichever occurs first, and (ii) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination. Dr. Shape will be entitled to receive the liquidated damages only if he signs and does not rescind a severance agreement at the time of termination.

The Employment Agreement includes a clawback provision whereby Dr. Shape may be required, upon certain triggering events, to repay all or a portion of the payments and benefits provided under the Employment Agreement, pursuant to any clawback policy adopted by or applicable to the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement. The Employment Agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of NAU at any time during or after employment. In addition, the covenant not to compete set forth in the Employment Agreement will terminate 24 months after termination of Dr. Shape’s employment with NAU. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer

Date: September 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement